UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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PRUDENTIAL SERIES FUND

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PRUDENTIAL VARIABLE CONTRACT ACCOUNT -11

Prudential Retirement Services

30 Scranton Office Park

Scranton, PA 18507-1789

We recently sent you proxy materials regarding the Special Meeting of contractholders and participants having voting rights in The Prudential Variable Contract Account -11 (the “VCA 11”) scheduled to be held on January 27, 2017. Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. In the event that sufficient votes are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies and this will result in further expenditures. By voting now you will help VCA 11 save on the cost of additional mailings and calls to contractholders and participants.

Please Vote Today!

After careful review, the Committee has unanimously approved the Reorganization and recommends a vote “FOR” the proposal as detailed in your proxy statement. A copy of the proxy statement is available by calling the toll free number shown below.

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately.                1-866-828-6929

Your vote is urgently needed! Please vote now to be sure it is received in time for the Fund’s January 27, 2017 Special Meeting of Contractholders and Participants.

Prudential has made it very easy for you to vote. Choose one of the following methods:

•       Speak to a proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

•       Log on to the website noted on the enclosed proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

•       Call the phone number on the enclosed proxy card: Enter the control number printed on the card and follow the touchtone prompts.

•       Mail in your signed proxy card in the envelope provided.

Voting takes only a few minutes. Thank you for your participation in this important matter.